Exhibit 4.1

NEITHER THIS SECURITY NOR ANY SECURITY INTO WHICH IT IS CONVERTIBLE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE PLEDGED, TRANSFERRED, ASSIGNED, OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH STATE SECURITIES LAWS.

THIS NOTE IS REGISTERED WITH THE COMPANY AS TO BOTH PRINCIPAL AND INTEREST AND, ACCORDINGLY, IS IN “REGISTERED FORM” WITHIN THE MEANING OF SECTIONS 871(H) AND 881(C) OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED.

CONVERTIBLE PROMISSORY NOTE

Due September 5, 2024

$1,000,000.00 Dated September 5, 2023

FOR VALUE RECEIVED, the undersigned, EMMAUS LIFE SCIENCES, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of Smart Start Investments Limited or its assigns (the “Holder”) the principal amount of One Million and No/100th Dollars ($1,000,000.00), together with interest thereon at the rate provided herein, on the terms set forth below.

SECTION 1.
DEFINITIONS AND RULES OF CONSTRUCTION
1.1
Definitions. For purposes of this Note, the following definitions shall apply:

“Acceleration Notice” has the meaning specified in Section 6.2.

“Borrower” means the party named as such in the preamble of this Note and any successor permitted in this Note.

“Business Day” means a day that is not a Legal Holiday.

“Common Stock” means the common stock, $0.001 par value per share, of Borrower.

“Conversion Amount” has the meaning specified in Section 3.1(a).

“Conversion Price” has the meaning specified in Section 3.1(a).

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Event of Default” has the meaning specified in Section 6.1.

“GAAP” means generally accepted accounting principles set forth in the Financial Accounting Standards Board Accounting Standards Codification in effect in the United States at the time and for the period as to which such accounting principles are to be applied.

“Holder” has the meaning specified in the preamble to this Note.

“Legal Holiday” is a Saturday, Sunday or a day on which state or federally chartered banking institutions in California are not required to be open.

“Maturity Date” has the meaning specified in Section 4.1(b).

“Note” means this Convertible Promissory Note, in the principal amount set forth in the preamble hereof, issued to the Holder and evidenced by this instrument and any renewal or replacement thereof.

“Outstanding Balance” means the outstanding principal amount of this Note, plus accrued and unpaid interest thereon.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Purchase Agreement” means the Securities Purchase Agreement, of even date herewith, entered into between Borrower and the Holder in connection with the purchase and sale of this Note.

“Surviving Person” has the meaning specified in Section 5.1.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

1.2
Rules of Construction. Unless the context otherwise requires:
(a)
capitalized terms have the meanings assigned to them;
(b)
an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)
“or” is not exclusive;
(d)
words in the singular include the plural, and words in the plural include the singular;

(e)
provisions apply to successive events and transactions;
(f)
“herein,” “hereof” and other words of similar import refer to this Note as a whole and not to any particular section or other subdivision; and
(g)
references to “Section” or “Sections” means such Section or Sections of this Note, unless stated otherwise.
SECTION 2.
THE NOTE
2.1
Registrar and Paying Agent. This Note may be presented for payment or for registration of retransfer or for exchange at Borrower’s principal executive office. Borrower shall give prompt written notice to the Holder of any change in the location of such office.
2.2
Transfer and Exchange. When this Note is presented to Borrower with a request to register the transfer of this Note or to exchange this Note for an equal principal amount of Notes of like tenor, Borrower shall register the transfer or make the exchange as requested.
2.3
Replacement Note. If this Note is mutilated and is surrendered to Borrower, or if the Holder claims and submits to Borrower an affidavit or other evidence reasonably satisfactory to Borrower to the effect that this Note has been lost, destroyed or wrongfully taken, Borrower shall issue a replacement Note, provided, that, if required by Borrower, the Holder shall agree in writing to indemnify Borrower from any loss they may suffer as a result of the replacement of this Note.
SECTION 3.
CONVERSION
3.1
Conversion Provisions. This Note may be converted into shares of Common Stock under the circumstances set forth below:
(a)
Conversion at the Option of the Holder. The Holder shall have the right and option at any time during the period commencing on the date hereof and expiring on the Maturity Date to convert all or any portion of the principal amount of this Note into fully paid, validly issued and nonassessable shares of Common Stock at an initial conversion price of $0.29, which price is subject to adjustment as set forth herein (as so adjusted, the “Conversion Price”). In order to exercise its conversion rights contained herein, the Holder shall give written notice to Borrower, in the form attached to this Note, that the Holder elects to convert such portion, up to the whole thereof, of the then outstanding principal amount hereof specified in such notice (the “Conversion Amount”). The number of shares of Common Stock to which Holder shall be entitled upon conversion shall be the quotient obtained by dividing the Conversion Amount by the Conversion Price. Such conversion shall be deemed to have been effected concurrently with the delivery of the notice to convert, and the Holder shall be treated for all purposes as the record holder of the shares of Common Stock issuable upon such conversion at such time. Borrower shall deliver to the Holder one or more stock certificates representing such shares (or other evidence of such shares if Common Stock is then uncertificated) within three Business Days after the conversion. If the Conversion Amount includes less than all of the outstanding principal amount of this Note, Borrower shall execute and deliver to the Holder a new note of like tenor as this Note evidencing the remaining outstanding principal amount hereof, against the Holder’s surrender to Borrower of this Note.
(b)
Adjustments.
(i)
If the outstanding shares of Common Stock at any time while this Note remains outstanding shall be subdivided or split into a greater number of shares, or a dividend in Common Stock shall be paid in respect of Common Stock, the Conversion Price in effect immediately prior to such subdivision or split or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or split or immediately after the record date of such dividend (as the case may be) shall be proportionately decreased. If the outstanding shares of Common Stock shall be combined or reverse-split into a smaller number of shares, the Conversion Price in effect immediately prior to such combination or reverse split shall, simultaneously with the effectiveness of such combination or reverse split, be proportionately increased.
(ii)
In case of any reclassification or reorganization of the outstanding shares of Common Stock other than a change covered by Section 3.1(c)(i) above or which solely affects the par value of such shares of Common Stock, or in the case of any merger or consolidation of Borrower with or into another corporation (other than a consolidation or merger in which Borrower is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of Borrower as an entirety or substantially as an entirety in connection with which Borrower is dissolved, the Holder shall have the right thereafter to receive upon the conversion hereof, for the same aggregate Conversion Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or other transfer, by a Holder of the number of shares of Common Stock of Borrower obtainable upon conversion of this Note immediately prior to such event. The provisions of this Section 3.1(c)(ii) shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.
(c)
In each case of an adjustment of the Conversion Price of the number of shares of Common Stock or other securities issuable upon conversion of this Note, Borrower, at its expense, shall compute such adjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment, and shall mail such certificate, by first class mail, postage prepaid, to the Holder at its address for notice under this Note. The certificate shall set forth such adjustment, showing in detail the facts upon which such adjustment is based setting forth the new Conversion Price resulting from the adjustment, and the type and amount, if any, of other properly which at the time would be received upon conversion of this Note.
(d)
Upon (i) any taking by Borrower of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of Borrower, any reclassification or recapitalization of the capital stock of Borrower, any merger or consolidation of Borrower with or into any other Person, or any voluntary or involuntary dissolution, liquidation or winding up of Borrower, Borrower shall mail to the Holder 20 days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.
3.2
No Rights as a Stockholder. The Holder is not entitled to any rights of a holder of Common Stock under this Note until this Note is converted into shares of Common Stock.
3.3
Fractional Shares. Borrower will issue to the Holder cash equal to the Conversion Price attributable to any fractional share of Common Stock issuable upon conversion of this Note in lieu of the issuance of such fractional share.
3.4
Reservation of Conversion Shares. Borrower shall, prior to issuance of this Note, and from time to time as may be necessary, reserve, out of its authorized but unissued Common Stock a sufficient number of shares of Common Stock to permit the conversion in full of this Note. All shares of Common Stock delivered upon conversion of this Note shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, fully paid and non-assessable and shall be free from preemptive rights and free of any lien or adverse claim. Borrower will endeavor promptly to comply with all federal and state securities laws, if any, regulating the offer and delivery of the shares of Common Stock or other securities upon conversion of this Note.
3.5
Legend on Conversion Shares. The shares of Common Stock issued upon conversion of this Note shall bear the restrictive legend set forth below, unless Borrower receives a written opinion from counsel who is reasonably acceptable to Borrower to the effect that neither such legend nor such restrictions on transfer are required to maintain compliance with the Securities Act:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE LAW. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE LAW.

SECTION 4.
COVENANTS
4.1
Payment of the Note:
(a)
Interest. Interest on the principal amount of this Note outstanding from time to time shall accrue at the fixed rate equal to 10% per annum. All interest shall be computed on the basis of the actual number of days elapsed from the payment of the principal amount to the Borrower under this Note to the date of repayment by the Company or conversion hereunder and shall be due and payable on the Maturity Date.
(b)
Principal. To the extent not previously converted into shares of Common Stock or repaid prior to such date as provided or permitted herein, the principal amount of this Note shall be due and payable on August __, 2024, provided that if such day falls on a Legal Holiday, such payment shall be due instead on the next Business Day (the “Maturity Date”). If the principal is not paid when due hereunder, whether by reason of acceleration or on the Maturity Date, interest on such unpaid principal shall accrue from its due date until paid at the rate of 1.5% per month.
(c)
Method of Payment. The Borrowers shall pay to the Holder, by wire transfer to an account specified in writing by the Holder, in U.S. Legal Tender principal and interest on the Note when called for herein as of the close of business on the date of such payment. All payments hereunder shall be applied, first, to accrued interest and, next, to principal. The Borrowers shall accurately reflect on their books and records all payments of interest and principal on this Note, and Borrower’ records in this regard shall be presumed correct absent manifest error.
4.2
Existence. Subject to Section 5, Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence in accordance with its organizational documents (charter and statutory) and franchise.
4.3
Waiver of Stay, Extension or Usury Laws. Borrower covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law wherever enacted which would prohibit or forgive it from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note; and (to the extent that it may lawfully do so). Borrower hereby expressly waives all benefit or advantage of any such law insofar as such law applies to this Note.
SECTION 5.
SUCCESSOR
5.1
When Borrower May Merge, Etc. Subject to Sections 3.1(c)(ii) and 7.1, Borrower may not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person, or, directly or indirectly, sell, lease, assign, transfer or convey (by way of liquidation, dissolution, winding up, or otherwise) all or substantially all of its properties and assets as an entirety or substantially as an entirety (computed on a consolidated basis) to another Person or group or affiliated Persons, unless Borrower shall be the continuing Person, or the Person (if other than Borrower) formed by such consolidation or into which Borrower is merged or to which all or substantially all of the properties and assets of Borrower is transferred as an entirety or substantially as an entirety (Borrower or such other Person being hereinafter referred to as the “Surviving Person”) shall be an entity organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume in writing all the obligations of Borrower under this Note.

SECTION 6.
EVENTS OF DEFAULT AND REMEDIES
6.1
Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be caused voluntarily or involuntarily or effected, without limitation, by operation of law or pursuant to any judgment, decree or order of any court of any order, rule or regulation of any administrative or governmental body):
(a)
default in the payment of any principal or interest upon this Note as and when the same becomes due and payable or in the observance or performance of Section 3.1(a);
(b)
default in the observance or performance of, or breach of, any covenant, agreement or warranty of Borrower contained in this Note, and continuance of such default or breach for a period of 30 days after there has been given, by registered or certified mail, to Borrower by the Holder, a written notice specifying such default or breach, requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;
(c)
a decree, judgment, or order by a court of competent jurisdiction shall have been entered adjudging either of Borrower as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of Borrower under any bankruptcy or similar law, and such decree of order shall have continued undischarged and unstayed for a period of 60 days; or a decree or order of a court of competent jurisdiction ordering the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of Borrower, or for the winding up or liquidation of the affairs of Borrower, shall have been entered, and such decree, judgment, or order shall have remained in force undischarged and unstayed for a period of 60 days; or
(d)
Borrower shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under any bankruptcy or similar law or similar statute, or shall consent to the filing of any such petition, or shall consent to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due.

Borrowers shall deliver to the Holder, within ten days of the occurrence thereof, written notice of any Default (other than a Default of the sort referred to in clause (a) above), which describes the status of such Default and the action Borrower is taking or propose to take with respect thereto.

6.2
Acceleration of Maturity Date; Rescission and Annulment. If an Event of Default (other than an Event of Default specified in Section 6.1(c) or (d)) occurs and is continuing, then, and in every such case, unless the principal amount of this Note shall have already become due and payable, the Holder, by a notice in writing to Borrower (an “Acceleration Notice”), may declare the Outstanding Balance to be due and payable immediately. If an Event of Default specified in Section 6.1(c) or (d) occurs, the Outstanding Balance ipso facto shall become and be immediately due and payable without any declaration or other act on the part of the Holder.

6.3
Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of a mutilated, destroyed, lost or stolen Note, no right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
6.4
Delay or Omission Not Waiver. No delay or omission by the Holder to exercise any right or remedy arising upon any Event of Default shall impair the exercise of any such right or remedy or constitute a waiver of any such Event of Default. Every right and remedy given by this Section 6 or by law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder.
SECTION 7.
PREPAYMENT
7.1
Voluntary Prepayment. Borrower, may, at its option, prepay all or any portion of the principal amount of this Note, plus accrued and unpaid interest thereon to the prepayment date, upon not less than 30 days prior written notice to the Holder; provided, however, that the Holder shall have the right to convert this Note into shares of Common Stock as provided herein at any time prior to the prepayment date.
SECTION 8.
MISCELLANEOUS
8.1
Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Note, except as expressly provided in this Note.
8.2
Governing Law. This Note shall be governed by and construed under the laws of the State of California as applied to agreements entered into and to be performed entirely within California.
8.3
Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.
8.4
Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally, (ii) upon receipt, when sent by electronic mail (if received by or before 5:30 p.m. local time, where such notice is received) or the first Business Day following such delivery (if received after 5:30 p.m., local time, where such notice is received) or (iii) one Business Day after deposit with a nationally recognized overnight courier, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

(i) If to Borrower:

Emmaus Life Sciences, Inc.
21250 Hawthorne Boulevard, Suite 800
Torrance, CA 90503
Attention: Chief Financial Officer

Telephone: (310) 214-0065

Facsimile: (310) 214-0075

E-mail: ynagasaki@emmauslifesciences.com

(ii) If to the Holder: Telephone: (___) ___-____ Facsimile: (___) ___-____ E-mail:____@_______.___

Each party shall provide written notice to the other parties of any change in mailing address, e‑mail address or facsimile number in accordance with the provisions hereof.

8.5
Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
8.6
Attorneys’ fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Note, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.
8.7
Noncircumvention. Borrower will, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.
8.8
Waiver of Demand for Payment, etc. Borrower waives demand for payment, presentment for payment, protest, notice of protest, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing under this Note.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower has caused this Note to be executed on its behalf by its duly authorized officer.

EMMAUS LIFE SCIENCES, INC. By: Willis Lee, Co-President and COO

[Signature Page of Convertible Promissory Note]

CONVERSION NOTICE

(To be executed only upon the conversion of the attached Note)

The undersigned holder of a Convertible Promissory Note due September 5, 2024 (the “Note”) of EMMAUS LIFE SCIENCES, INC., a Delaware corporation, hereby submits the Note for conversion, in the manner set forth below, into shares of Common Stock (as defined in the Note):

To convert the Note into Common Stock, check the box: ☐

To convert less than all of the outstanding principal amount of the Note, specify the principal amount to be converted: $________________.

If the stock certificate is to be made out in another person’s name, fill in the form below:

(Insert other person’s social security or tax I.D. number)

(Print or type other person’s name, address and zip code)

Date:

Name of Holder: ______________________

Signature:(1)

(1) Sign exactly as your name appears on the Note.